Exhibit 99.1

Multi-Color Corporation Announces EPS of $0.55 and Non-GAAP Core EPS of $0.50 for Q3 FY2019

Announces Ongoing Strategic Alternatives Process to Enhance Shareholder Value

CINCINNATI, OHIO, February 11, 2019 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter fiscal 2019 results.

“While fiscal 19 performance remains below expectations, primarily due to lower sales growth and operating inefficiencies in the U.S., we continue to make progress on executing our strategy and see positives for fiscal 20 in terms of new business development, benefits from acquisition synergies, and increased cost savings and productivity,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation. “We expect improvements from accelerated growth initiatives and operating efficiencies in fiscal 20, however these will be offset by a loss of revenues and earnings from a recent major customer contract renewal impacting Q4 fiscal 19 and fiscal 20. As a result, we expect forecast revenues and core EBITDA for fiscal 20 to be similar to fiscal 19. Fiscal 19 core EPS guidance revised to the $3.50 to $3.90 range.”

Mr. Vinecombe continued, “We also announced today that our Board is exploring strategic alternatives to help ensure that Multi-Color Corporation is best positioned for success going forward. We are committed to taking the necessary actions to create value for our shareholders, while taking into account the interests of our employees, customers and other stakeholders.”

Q3 Fiscal 2019 Highlights

•

Third quarter organic revenues were flat year over year, primarily due to softer beverage volumes (approximately 1% of total revenues) and lost personal care volumes (approximately 1% of total revenues) in the U.S. Fiscal year to date organic revenues were up 2% year over year.

•	Core gross profit, a non-GAAP financial measure, fell 120 bps for the quarter and 60 bps fiscal year to date, primarily due to lower sales and operating inefficiencies in the U.S.

•	Core SG&A, a non-GAAP financial measure, fiscal year to date is stable at 8.5% of revenues.

Third Quarter Results

•

Net revenues increased 13% to $397 million compared to $352.7 million in the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2018 accounted for a 16% increase in revenues. Organic revenues were negatively impacted by 1% related to timing of revenue recognition due to the adoption of the new ASC 606 revenue standard on April 1, 2018. The remaining organic revenues were flat due to softer volumes primarily in the U.S., partially offset by strong organic growth in developing markets. Foreign exchange led to a 3% decrease in revenues primarily driven by depreciation of the Euro and the Australian dollar quarter over quarter.

•

Gross profit increased 14% or $8.1 million compared to the prior year quarter. Core gross profit, a non-GAAP financial measure, increased 5% or $3.1 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2018 contributed 15% or $9.3 million to core gross profit. Core organic gross profit decreased $4.9 million, net of startup costs of $0.6 million incurred in relation to a new IML facility in North America due primarily to softer volumes and operating inefficiencies in the U.S. Unfavorable foreign exchange decreased gross profit by $1.3 million. Core gross margins, a non-GAAP financial measure, were 16.5% of net revenues for the current year quarter compared to 17.7% in the prior year quarter.

•

Selling, general and administrative (SG&A) expenses decreased 12% or $4.9 million compared to the prior year quarter. Core SG&A, a non-GAAP financial measure, increased 17% or $5.1 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2018 contributed $4.1 million to the core SG&A increase, partially offset by favorable foreign exchange of $0.7 million. The remaining increase of $1.7 million primarily related to compensation costs and professional fees, including $0.6 million relating to modification of our Term Loan B, which will reduce interest expense in future periods. Core SG&A increased as a percentage of sales from 8.4% to 8.7% compared to the prior year quarter due to amortization expenses in relation to the Constantia Labels acquisition. Non-core items related to acquisition, integration and strategic review expenses were $2 million in the current year quarter compared to $12 million in the prior year quarter.

•

Operating income increased 91% or $13.7 million compared to the prior year quarter primarily due to acquisitions, related synergies and lower acquisition and related costs. Core operating income, a non-GAAP financial measure, decreased 6% or $2.1 million compared to the prior year quarter. Core operating income includes $5.2 million in relation to acquisitions occurring after the beginning of the third quarter of fiscal 2018. Unfavorable foreign exchange led to a $0.6 million reduction in core operating income.

•

Interest expense decreased 12% or $2.7 million primarily due to interest payments made in the prior year quarter related to the Constantia Labels acquisition. Core interest expense, a non-GAAP financial measure, increased 34% or $4.8 million compared to the prior year quarter primarily related to the increase in debt to finance the Constantia Labels acquisition. Core interest expense for the prior year quarter excluded $7.4 million for pre-acquisition interest and fees to secure financing for the Constantia Labels acquisition and the write-off of unamortized debt fees related to the prior credit agreement upon execution of the new agreement.

•

Other income was $0.5 million in the current year quarter compared to other expense of $9.7 million in the prior year quarter. Core other income, a non-GAAP financial measure, was $0.5 million in the current year quarter compared to core other expense of $0.2 million in the prior year quarter. Non-core items in the prior year quarter of $9.5 million primarily related to net foreign currency losses for the acquisition and structuring of Constantia Labels. The remaining change in core other income/expense related to gains and losses on foreign exchange.

•

Our effective tax rate was (12)% in the current year quarter compared to 226% in the prior year quarter. The effective tax rate on core net income, a non-GAAP financial measure, was 15% for the current year quarter compared to 25% in the prior year quarter. The decrease in the tax rate is primarily due to tax rate changes in the U.S. and Belgium.

•

The Company expects its annual effective tax rate on core net income to be approximately 19% in fiscal 2019 or 22% excluding the release of the indemnification receivable, which occurred in a prior quarter of fiscal 2019.

•

Net income decreased 45% or $9.2 million in the current year quarter compared to the prior year quarter. Core net income, a non-GAAP financial measure, decreased 26% or $3.5 million compared to the prior year quarter.

•

Diluted EPS decreased 48% to $0.55 per diluted share in the current year quarter compared to $1.06 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, decreased 30% to $0.50 per diluted share compared to $0.71 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the three months ended December 31, 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, gross margin, SG&A expenses, operating income, EBITDA, interest expense, other (income) expense, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	12/31/18	Diluted	12/31/17	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$11,286	$0.55	$20,532	$1.06
Inventory purchase accounting charges, net of tax	—	*	3,588	0.18
Acquisition, integration and strategic review expenses, net of tax	1,514	0.07	10,165	0.52
Facility closure expenses, net of tax	40	—	507	0.03
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	*	9,465	0.49
Net foreign currency gain on acquisition structuring loans, net of tax	—	—	(3,686)	(0.19)
Pre-acquisition financing costs and deferred loan fees, net of tax	—	—	4,857	0.25
Impact of U.S. tax reform	(953)	(0.05)	(16,186)	(0.83)
Impact of Belgian tax reform	(1,589)	(0.08)	(15,409)	(0.79)

Core net income and diluted EPS, (Non-GAAP)	$10,298	$0.50	$13,833	$0.71

*	Diluted EPS is less than $0.01

Fiscal 2019 Results

•

Net revenues increased 51% to $1,288 million compared to $851.2 million in the nine months ended December 31, 2017. Acquisitions occurring after the beginning of fiscal 2018 accounted for a 50% increase in revenues, net of divestitures. Organic revenue increased 2% with growth in developed markets in the low single digits and growth in developing markets in the high single digits. The impact of timing of revenue recognition with the adoption of the new ASC 606 revenue standard on April 1, 2018 resulted in a net $3.8 million reduction in revenue compared to the prior year. Foreign exchange led to a 1% decrease in revenues.

•

Gross profit increased 51% or $81.6 million compared to the nine months ended December 31, 2017. Core gross profit, a non-GAAP financial measure, increased 47% or $76.4 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2018 contributed 46% or $74.7 million to core gross profit, net of divestitures. Core organic gross profit increased 2% or $2.7 million. The remaining decrease of $1 million related to the unfavorable effects of foreign exchange. Core gross margins were 18.7% of net revenues for the current year compared to 19.3% in the prior year.

•

Selling, general and administrative expenses increased 31% or $28.3 million compared to the nine months ended December 31, 2017 primarily related to acquisitions and acquisition-related expenses. Core SG&A, a non-GAAP financial measure, increased 50% or $36.8 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2018, net of divestitures contributed $31.5 million to the core SG&A increase, offset by favorable foreign exchange of $0.6 million. The remaining increase of $5.9 million related to compensation expenses and professional fees, including $0.6 million relating to modification of our Term Loan B, which will reduce interest expense in future periods. Core SG&A decreased as a percentage of sales to 8.5% from 8.6% in to the prior year. Non-core items related to acquisition, integration and strategic review expenses were $8.4 million in the current year, primarily related to the Constantia Labels acquisition, compared to $17 million in the prior year.

•

Facility closure expenses were $0.2 million in the nine months ended December 31, 2018 compared to $0.9 million in the prior year and were primarily related to the consolidation of our manufacturing facility in Merignac, France into our facility in Libourne, France.

•

Operating income increased 80% or $54.1 million compared to the nine months ended December 31, 2017 primarily due to acquisitions, related synergies and lower acquisition and related costs. Core operating income increased 44% or $39.5 million compared to the prior year. Core operating income includes $43.2 million in relation to acquisitions occurring after the beginning of fiscal 2018, net of divestitures. Non-core items in the current year related to inventory purchase accounting adjustments of $0.2 million, acquisition and integration expenses of $8.4 million, and facility closure expenses of $0.2 million.

•

Interest expense increased $22.2 million in the nine months ended December 31, 2018 compared to the prior year primarily due to the increase in debt borrowings to finance the Constantia Labels acquisition. Core interest expense, a non-GAAP financial measure, increased $29.7 million to $56.9 million for the nine months ended December 31, 2018, excluding $7.4 million for pre-acquisition interest and fees to secure financing for the Constantia Labels acquisition and the write-off of unamortized debt fees related to the prior credit agreement upon execution of a new agreement in the prior year period.

•

Other expense was $2.4 million in the nine months ended December 31, 2018 compared to $8.2 million in the nine months ended December 31, 2017. Core other expense, a non-GAAP financial measure, was $2.4 million in the nine months ended December 31, 2018 compared to $1.2 million in the prior year. Core other expense included the release of foreign indemnification receivables in the amount of $3.1 million in the current year and $1.1 million in the prior year for which offsetting tax liabilities were relieved reducing the current and prior year tax rates. Non-core items in the prior year primarily related to $6.5 million of net foreign currency losses for the acquisition and structuring of Constantia Labels and $0.5 million of loss on the sale of the Southeast Asian durables business.

•

The effective tax rate was 14% for the nine months ended December 31, 2018 compared to (104)% in the prior year. The effective tax rate on core net income was 20% for the current year compared to 25% in the prior year, which included the release of tax liabilities related to foreign indemnification receivables related to previous acquisitions for $3.1 million in the current year and $1.1 million in the prior year for which there were offsetting impacts in other expense.

•	Net income increased 7% or $3.4 million for the nine months ended December 31, 2018 compared to the prior year. Core net income increased 20% or $9.5 million compared to the prior year.

•

Diluted EPS decreased 7% or $0.19 for the nine months ended December 31, 2018 compared to the prior year. Excluding the impact of the non-core items noted below, core EPS increased 5% to $2.74 compared to $2.61 in the prior year.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the nine months ended December 31, 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, gross margin, SG&A expenses, operating income, interest expense, other (income) expense, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Nine Months Ended
	12/31/18	Diluted	12/31/17	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$53,180	$2.59	$49,828	$2.78
Inventory purchase accounting charges, net of tax	121	0.01	3,879	0.22
Acquisition, integration and strategic review expenses, net of tax	6,705	0.33	14,867	0.83
Facility closure expenses, net of tax	134	0.01	593	0.03
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	*	7,573	0.42
Net foreign currency gain on acquisition structuring loans, net of tax	—	—	(3,686)	(0.21)
Pre-acquisition financing costs and deferred loan fees, net of tax	—	—	4,857	0.27
Impact of U.S. tax reform	(1,281)	(0.06)	(16,186)	(0.91)
Impact of Belgian tax reform	(2,507)	(0.12)	(15,409)	(0.86)
Loss on sale of business	—	*	512	0.03

Core net income and diluted EPS, (Non-GAAP)	$56,352	$2.74	$46,828	$2.61

*	Diluted EPS is less than $0.01

Strategic Alternatives Process

Today, the Company also announced that its Board of Directors is exploring strategic alternatives to enhance shareholder value, including, among other things, the potential sale of the Company.

The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any transaction being entered into or consummated. The Company does not intend to comment further regarding the strategic review process until it is complete or further disclosure is required by law.

The Company has retained Goldman Sachs & Co. LLC as its financial advisor and Sidley Austin LLP as its legal counsel to assist in this review process.

Third Quarter 2019 Earnings Conference Call and Webcast

The Company will hold a conference call on Monday, February 11, 2019 at 5:00 p.m. (ET) to discuss the news release. For domestic access to the conference call, please call 866-516-2921 (participant code 2861589) or for international access, please call +1 213-660-0878 (participant code 2861589) by 4:45 p.m. (ET). A replay of the conference call will be available at 8:00 p.m. (ET) on Monday, February 11, 2019 through 8:00 p.m. (ET) on Monday, February 18, 2019 by calling 855-859-2056 (participant code 2861589) or internationally, by calling +1 404-537-3406 (participant code 2861589). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbors created by that Act. All statements contained in this release other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions (as well as the negative versions thereof) may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business prospects or strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance or business prospects are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; risks and uncertainties regarding the potential timing, benefits and outcome of the Board’s strategic evaluation process and risks and uncertainties associated with any potential strategic transaction; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments, including but not limited to, tax law changes; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; tariffs and trade wars; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; our ability to maintain our relationships, arrangements and agreements with our significant customers on terms and conditions consistent with historical terms and conditions, including, without limitation, with respect to amount of sales, pricing and margins; dependence on certain significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2018 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves national and international brand owners in North, Central and South America, Europe, Africa, China, Southeast Asia, Australia and New Zealand with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, Wraps, Aluminum, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 8,400 associates across 71 label producing operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net revenues	$397,004	$352,699	$1,288,048	$851,173
Cost of revenues	331,623	295,397	1,047,872	692,640

Gross profit	$65,381	57,302	240,176	158,533
Gross margin	16.5%	16.2%	18.6%	18.6%
Selling, general and administrative expenses	36,615	41,519	118,574	90,308
Facility closure expenses	60	761	201	890

Operating income	28,706	15,022	121,401	67,335
Interest expense	18,972	21,624	56,861	34,628
Other (income) expense, net	(508)	9,702	2,396	8,225

Income before income taxes	10,242	(16,304)	62,144	24,482
Income tax expense	(1,233)	(36,815)	8,772	(25,361)

Net income	$11,475	$20,511	$53,372	$49,843

Less: Net income attributable to non-controlling interests	189	(21)	192	15

Net income attributable to Multi-Color Corporation	$11,286	$20,532	$53,180	$49,828

Basic shares outstanding	20,489	19,319	20,461	17,765
Diluted shares outstanding	20,550	19,446	20,546	17,914

Basic earnings per share	$0.55	$1.06	$2.60	$2.80
Diluted earnings per share	$0.55	$1.06	$2.59	$2.78

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands)

Unaudited

	December 31, 2018	March 31, 2018
Current assets	$549,608	$601,183
Total assets	$2,737,785	$2,902,976
Current liabilities	$285,125	$327,227
Total liabilities	$2,012,998	$2,142,603
Stockholders’ equity	$724,787	$760,373
Total debt	$1,543,419	$1,598,685
Cash and cash equivalents	$51,750	$67,708
Net debt	$1,491,669	$1,530,977

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information along with period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core gross margin, core SG&A, core operating income, core EBITDA, core interest expense, core other (income) expense, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These non-GAAP financial measurements are adjusted to exclude inventory purchase accounting adjustments, acquisition, integration and strategic review expenses, facility closure expenses, acquisition financing and structuring costs, the transitional impacts of tax reform in the U.S. and Belgium, and the loss on the sale of the Southeast Asian Durables business. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, gross margin, SG&A expenses, operating income, core EBITDA, core interest expense, core other (income) expense, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. Core EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison to the three and nine months ended December 31, 2018 and 2017. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$65,381	$57,302	$240,176	$158,533
Inventory purchase accounting charges	—	5,002	173	5,450

Core gross profit, (non-GAAP)	$65,381	$62,304	$240,349	$163,983

Core gross profit, (non-GAAP) as a % of net revenues (Core gross margin)	16.5%	17.7%	18.7%	19.3%

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$36,615	$41,519	$118,574	$90,308
Acquisition, integration & strategic review expenses	(1,972)	(12,021)	(8,446)	(17,014)

Core SG&A expenses, (non-GAAP)	$34,643	$29,498	$110,128	$73,294

Core SG&A expenses, as a % of net revenues, (non-GAAP)	8.7%	8.4%	8.5%	8.6%

Core Operating Income:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$28,706	$15,022	$121,401	$67,335
Inventory purchase accounting charges	—	5,002	173	5,450
Acquisition, integration & strategic review expenses	1,972	12,021	8,446	17,014
Facility closure expenses	60	761	201	890

Core operating income, (non-GAAP)	$30,738	$32,806	$130,221	$90,689

Core operating income, as a % of net revenues, (non-GAAP)	7.7%	9.3%	10.1%	10.7%

Core Interest Expense:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest expense, as reported	$18,972	$21,624	$56,861	$34,628
Pre-acquisition financing costs and deferred loan fees	—	(7,441)	—	(7,441)

Core interest expense, (non-GAAP)	$18,972	$14,183	$56,861	$27,187

Core Other (Income) Expense:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Other (income) expense, net, as reported	$(508)	$9,702	$2,396	$8,225
Foreign currency loss on acquisition, net of derivatives and related debt	—	(14,733)	—	(11,722)
Net foreign currency gain on acquisition structuring loans, net of tax	—	5,254	—	5,254
Loss on sale of business	—	—	—	(512)

Core other (income) expense, net (non-GAAP)	$(508)	$223	$2,396	$1,245

Core EBITDA:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Net income attributable to MCC, as reported	$11,286	20,532	53,180	49,828
Inventory purchase accounting charges, net of tax	—	3,588	121	3,879
Acquisition, integration & strategic review expenses, net of tax	1,514	10,165	6,705	14,867
Facility closure expenses, net of tax	40	507	134	593
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	—	9,465	—	7,573
Net foreign currency gain on acquisition structuring loans, net of tax	—	(3,686)	—	(3,686)
Pre-acquisition financing costs and deferred loan fees, net of tax	—	4,857	—	4,857
Impact of U.S. tax reform	(953)	16,186)	(1,281)	(16,186)
Impact of Belgian tax reform	(1,589)	(15,409)	(2,507)	(15,409)
Loss on sale of business	—	—	—	512

Core net income (non-GAAP)	$10,298	$13,833	$56,352	$46,828
Core interest expense	18,972	14,183	56,861	27,187
Core income tax expense (non-GAAP)	1,787	4,588	14,420	15,414
Depreciation	16,025	13,317	44,464	30,723
Amortization	10,350	8,124	33,013	15,559
Net income attributable to non-controlling interests	189	(21)	192	15
Core other (income) expense	(508)	223	2,396	1,245

Core EBITDA, (non-GAAP)	$57,113	$54,247	$207,698	$136,971

Core EBITDA as a % of net revenues, (non-GAAP)	14.4%	15.4%	16.1%	16.1%

Core Tax:

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income (loss) before income taxes, as reported	$10,242	$(16,304)	$62,144	$24,482
Non-core items	2,032	34,704	8,820	37,775

Core income before income taxes, (non-GAAP)	$12,274	$18,400	$70,964	$62,257

	Three Months Ended		Nine Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$(1,233)	$(36,815)	$8,772	$(25,361)
Impact of U.S. tax reform	953	16,186	1,281	16,186
Impact of Belgian tax reform	1,589	15,409	2,507	15,409
Non-core items	478	9,808	1,860	9,180

Core income tax expense, (non-GAAP)	$1,787	$4,588	$14,420	$15,414

Effective tax rate	-12%	226%	14%	-104%
Core effective tax rate (non-GAAP)	15%	25%	20%	25%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311